Exhibit 12

WorthPoint Corporation

5 Concourse Parkway NE, Suite 2850

Atlanta, GA 30328

December 23, 2016

To the Board of Directors:

We are acting as counsel to WorthPoint Corporation (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 454,545 shares of the Company's Common Stock.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation and the amendment thereto approved by the Board of Directors and the Company’s stockholders, the bylaws, the minutes of meetings of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Common Stock being sold pursuant to the offering statement will be duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ KHLK, LLP

KHLK, LLP

By Jeanne Campanelli, Partner